MORNINGSTAR MASTER INDEX LICENSE AGREEMENT

This Morningstar Master Index License Agreement (“Agreement”) is made as of March 1, 2018 (the “Effective Date”), by and between Morningstar, Inc., an Illinois corporation, with its principal offices at 22 W. Washington Street, Chicago, Illinois 60602 (“Licensor”), and Impact Shares Corp, a 501(c)(3) organization, with its principal office at 2189 Broken Bend, Frisco, Tx 75034 (“Licensee”). Licensor and Licensee agree that the following terms and conditions shall apply to Licensee’s access to, and use of, the below-referenced Products.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, the parties agree as follows:

1.    Grant of License

1.1    Product. Licensor maintains a series of index products (each a “Product” and collectively, the “Products”), as more specifically set forth in one or more Licensor product license agreements (each, a “PLA”) that the parties may execute from time to time and that, upon such full execution, are incorporated by reference into this Agreement. Each Product has been created by Licensor in accordance with (a) Licensor’s specifications and (b) Licensor’s rule book, a written document (the “Rule Book”) identified by a version number in the applicable PLA. Defined terms shall have the meanings set forth in this Agreement or the applicable PLA. In the event that the terms of a PLA conflict with those of this Agreement or any of the attached Exhibits, the terms of the PLA will control, but only to the extent of such conflict and only with respect to the Product to which that PLA specifically relates. In the event that this Agreement expires or terminates for any reason, all PLAs then in effect will simultaneously terminate.

1.2    Limited License. Licensor hereby grants to Licensee a nontransferable limited license to use (a) the Product(s) and (b) those of Licensor’s names, marks, and logos and other, related intellectual property, including the Morningstar Marks as defined in a PLA (collectively, the “Intellectual Property”) in the field of Licensor’s index business, as such Products and Intellectual Property are identified in the applicable PLA, solely in the manner and for the purposes set forth in that PLA (the “License”). Additionally, Licensee is authorized to disclose, distribute or otherwise make available the Product(s) and Intellectual Property to those third parties who assist Licensee in the development, design, operation and marketing of the products, systems and Informational Materials used or created by Licensee hereunder. To the extent that such disclosure or distribution contains Licensor Confidential Information, Licensee shall ensure that it is subject to confidentiality provisions no less stringent than those contained in this Agreement.

1.3    Third Party Distribution. Licensee shall not disclose, distribute or otherwise make available the Product to third parties, except as expressly set forth in this Agreement or in the applicable PLA.

1.4    Licensee’s Product Commitments. Any Licensee product commitment with respect to one or more Products licensed pursuant to this Agreement will be set forth in the PLA(s) pertaining to those Products. The Licensee product(s) or services (each a “Licensee Product”) incorporating or otherwise using those Products will be more fully defined in the applicable PLA. In addition to any product commitment(s) contained in a PLA, each Licensee Product must incorporate the name “Morningstar” into its product name.

2.    License Rights and Conditions

2.1    Restrictions and Reservation of Rights. No licenses or rights to use the Product other than those expressly granted herein or in the applicable PLA are granted by this Agreement. Except as otherwise provided herein or in the applicable PLA, Licensor expressly retains the right to use the Product(s) for its own purposes or to license the Product(s) to others, including third parties, for other purposes outside the License including but not limited to licensing for mutual funds and other investment products, derivatives on the Products, and sale of Product Data for distribution, all as specified in the relevant PLA.

2.2    Limited Use of Intellectual Property. Licensee shall use the Intellectual Property only in the format specified on the applicable PLA or by Licensor in writing in advance. Licensor may change such format from

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time to time upon as much prior written notice to Licensee as is commercially reasonable. Licensee acknowledges that there may be some restrictions on the use of the Intellectual Property as specified in the applicable PLA. Licensor shall have no responsibility to Licensee for any Intellectual Property or any other Licensor property to the extent not used in strict compliance with the terms of this Agreement and any applicable PLA.

2.3    Review of Use of Product. Licensee’s use of the Product shall be subject to commercially reasonable review by Licensor to ensure compliance with the terms and conditions of this Agreement and any applicable PLA.

2.4    Other Terms and Conditions. In addition to the terms and conditions set forth elsewhere in this Agreement, Licensee shall be subject to the terms and conditions, if any, specified in the applicable PLA.

2.5    Sublicenses. Licensee shall have the right to sublicense any or all of the rights herein granted to use the Products and Intellectual Property as defined in Section 1.1 and Section 1.2 solely to the Licensee Products, except that the Licensee Products will not have the further power to sublicense third parties to use the Products and Intellectual Property. Licensee will remain obligated under the terms of this Agreement with respect to any actions taken or failed to be taken by the Licensee Products pursuant to any such sublicense.

3.     Exclusivity. If the applicable PLA so provides, Licensor will license the Products contained therein to Licensee on an exclusive basis subject to the terms and conditions contained herein and in that PLA. The parties agree that all references to “exclusive” or “exclusivity” with respect to one or more Products set forth in a particular PLA shall mean that Licensor shall not grant a License to those Products to any affiliate or third party during the term of that exclusivity, except as provided herein or in the applicable PLA. For purposes of clarity, unless otherwise explicitly provided herein or in the applicable PLA, Licensor expressly retains the right to use the Products for its own purposes and/or license the Product(s) to third parties for other purposes outside the License, including, but not limited to, licensing for mutual funds and other investment products, derivatives on the Products, and sale of Product Data for distribution, all as specified in the relevant PLA.

4.    Term. Each PLA will have the term (each such term, a “PLA Term”) as set forth in that document, unless terminated earlier by either party pursuant to the provisions of this Agreement or those of the applicable PLA. The term of this Agreement (the “Term”) shall be three (3) years from the Effective Date and thereafter will automatically renew for one (1) year terms unless either party provides the other party written notice no less than ninety (90) days prior to the end of the then current term of such party’s intent to not renew; provided, however, that if a PLA Term extends beyond the Term as set forth above, this Agreement and the applicable PLA shall be deemed to continue in effect until that PLA Term has lapsed or is terminated according to its terms.

5.    Product Fees, Taxes

5.1     Product Fees. Licensee agrees to pay Licensor all applicable fees (”Fees”) not disputed in good faith in the amount and frequency identified in the applicable PLA.

5.2    Payment Terms. Invoices shall be due and payable within thirty (30) days of Licensee’s receipt of such invoice. Licensee shall have the right to, in good faith, dispute amounts invoiced by giving Licensor written notice within thirty days of receiving the invoice containing such disputed amounts and indicating its reason(s) for the dispute. During any such dispute, the payment obligations of Licensee for the disputed amounts will be suspended (but not those for undisputed amounts), and Licensor will not assert a payment default or assess finance charges with respect to such disputed amounts. The parties agree to negotiate in good faith to resolve any such dispute, so that reconciliation will be reflected in the invoice for the following month or as soon thereafter as is commercially reasonable, not to exceed thirty (30) days’ time. Disputed amounts will be due thirty (30) days after the dispute has been resolved, in favor of payment, along with interest, from the date that the invoice should have been paid pursuant to this Section, at the rate of one percent (1%) per month, or such lower rate as may be required by applicable law, to the date of payment.

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Licensee shall pay all amounts due in U.S. dollars to the address set forth below or at such other address or addresses as Licensor may designate in writing from time to time:

Morningstar Inc.

Attention: Accounts Receivable

22 West Washington Street – 6th Floor

Chicago, IL 60602

5.3    Late Payments. For all undisputed unpaid amounts due and payable under the applicable PLA that remain unpaid for thirty (30) days or more, interest shall be due on such amounts at the rate of two percent (2%) per month, or such lower rate as may be required by applicable law. In the event any such undisputed amounts remain unpaid for thirty (30) days or more, Licensor shall also have the right to withhold future deliveries of, or prohibit future access to, the Product of the applicable PLA until such amounts plus any applicable interest charges are paid in full. Nothing in this Subsection 5.3 shall restrict or limit Licensor’s ability to pursue other remedies or to terminate this Agreement or such PLA as set forth herein.

5.4    Taxes. Licensee shall be responsible for all sales, use, and other taxes arising in connection with or relating to this Agreement, except for taxes based upon Licensor’s income, or state or local taxes based on the presence of Licensor or the intangible property of Licensor (e.g., personal property taxes, franchise taxes and the like).

5.5    Other Payment Terms. In addition to the terms and conditions set forth elsewhere in this Agreement, Licensee shall be subject to the other payment terms and conditions, if any, specified in the applicable PLA.

5.6    Audit. During the Term and for a period of one (1) year after its termination, Licensor shall have the right, during normal business hours and upon reasonable notice to Licensee, to audit on a confidential basis the relevant books and records of Licensee (for purposes of section 5.6 only, “relevant books and records” shall mean those books and records necessary to calculate and determine the Fees) to determine that Fees have been accurately determined and paid. The costs of such audit shall be borne by Licensor unless it determines that it has been underpaid by five percent (5%) or more, in such case, costs of the audit shall be paid by Licensee. Licensee shall pay any undisputed underpayment within thirty (30) days after completion of the audit.

6.    Termination of License

6.1    Termination for Damage to Reputation. At any time during the Term, either party may give the other party sixty (60) days prior written notice of termination of this Agreement and all PLAs if the terminating party reasonably believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder and due to actions of the other party or any Authorized Delegate (as defined in Section 15.1), and such notice shall specify in detail the nature of the offending action or inaction and shall be effective on the date specified therein of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

6.2    Termination for Material Breach. In the case of material breach of any of the material terms or conditions of this Agreement or an applicable PLA by either party (including, without limitation Force Majeure Event pursuant to Section 13), the other party may terminate the applicable PLA, by giving sixty (60) days prior written notice of its intent to terminate and the reasons for such termination, and such notice shall be effective upon receipt thereof, unless the breaching party shall correct such material breach within the applicable notice period.

6.3    Termination for Discontinued Licensor Product.

(a)    After the Initial Exclusivity Period, if any denominated in a particular PLA, Licensor shall have the right, in its sole discretion, to cease compilation and publication of the Product(s) denominated in that PLA and to remove such Product(s) from it; provided however, that Licensor’s right to discontinue a Product is subject to the condition that Licensor gives Licensee at least one (1) year’s written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute Product will be made available.

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(b)    In the event that Licensor discontinues a Product as described in section 6.3(a), and Licensor offers Licensee a replacement or substitute Product, (1) Licensor shall inform Licensee of any changes to the Product specifications and (2) Licensee shall have the option hereunder to notify Licensor (with sixty (60) days prior written notice) of its intent to (i) not accept Licensor’s offer of a replacement or substitute Product, or (ii) use (at no additional charge to Licensee) the replacement or substitute Product under the terms of this Agreement and the applicable PLA.

6.4    Licensee Termination for Regulatory Changes. The Licensee may terminate the applicable PLA upon sixty (60) days’ (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensor if (i) Licensee is informed of the final adoption of any legislation or regulation or the issuance of any government interpretation that in Licensee’s reasonable judgment materially impairs Licensee’s ability to market or promote all of the Licensee Products covered by such PLA or (ii) any litigation or regulatory proceeding regarding these Licensee Products is commenced. Before terminating under this Subsection 6.4, Licensee will make commercially reasonable efforts to work with Licensor to develop solutions to work around such regulatory changes to facilitate continuing the offering of the applicable Licensee Product.

6.5    Licensor Termination for Regulatory Changes. The Licensor may terminate the applicable PLA upon sixty (60) days’ (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensee if (i) Licensor is informed of the final adoption of any legislation or regulation or the issuance of any government interpretation that in Licensor’s reasonable judgment materially impairs Licensor’s ability to license and provide the Product(s) and Intellectual Property under such PLA, or (ii) any litigation or regulatory proceeding regarding the use of the Products or Intellectual Property in connection with the Licensee Products is commenced by a third party and, in Licensor’s reasonable, good faith opinion, such litigation or proceeding would have a material and adverse effect upon the Intellectual Property or Product or upon the ability of Licensor to perform under this Agreement or the applicable PLA. Before terminating under this Subsection 6.5, Licensor will make commercially reasonable efforts to work with Licensee to develop solutions to work around such regulatory changes to facilitate continuing the offering of the applicable Product or Intellectual Property.

6.6    Licensor Termination for Lack of Primary Data Compiler. Licensor may terminate any PLA, upon written notice to Licensee, if Licensor’s primary data compiler (i) materially restricts or is unwilling to or ceases to provide data to Licensor necessary for providing the Product(s) made available pursuant to that PLA, or (ii) terminates Licensor’s right to receive data in the form of a “feed” from such data compiler (without reasonable substitution); provided, however, that Licensor may terminate a PLA under this section only if Licensor cannot obtain the data (either in the form of a “feed” or otherwise) from a third party vendor on commercially reasonable terms. In the event Licensor terminates a PLA pursuant to this section, Licensor will use all reasonable efforts to provide Licensee with as much prior notice as is commercially reasonable and will provide Licensee with such other remedies, if any, as are explicitly set forth in that PLA.

6.7    Licensor Termination for Lack of Licensee Commitment. Licensor may terminate any PLA, upon thirty (30) days written notice to Licensee, if Licensee fails to file any Licensee Product within the timeframe set forth in that PLA or if Licensee fails to launch the applicable Licensee Product within the timeframe set forth in such PLA.

6.8    Obligations Upon Termination. Upon expiration or termination of this Agreement or a PLA or upon the removal of any Product from a PLA, Licensee shall promptly cease to use the Product(s) in question and any Intellectual Property associated with such Product(s); provided that Licensee may continue to utilize hard copies of any previously printed materials which contain the Intellectual Property for a period of ninety (90) days following such termination/expiration/removal and Licensee may continue to make non-trademark use of Intellectual Property as may be permitted or required by law or regulation. If Licensee has been granted exclusivity with respect to any particular Product, Licensor shall be free to again license that Product to third parties for any purpose upon the expiration or termination of the PLA providing for such exclusivity.

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6.9    Termination for Bankruptcy. Either party may terminate this Agreement by written notice to the other and may regard the other party as in default of this Agreement, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. In the event that any of the above events occurs or is likely to occur, the party directly involved in such event(s) shall immediately notify the other party of its occurrence.

6.10    Termination for Change of Control. In the event of any change of control (“Change of Control”) by either party, whether through (a) a sale of more than fifty percent (50%) of that party’s assets, stock or any other ownership interest, or through a merger or otherwise (excluding an initial public offering (“IPO”)), the party affected by such Change of Control shall promptly inform the other party thereof in writing within ten (10) business days of the closing date of the Change of Control. The other party will then have ninety (90) days from the date of such notice to terminate this Agreement and any accompanying PLA.

7.    Licensor Obligations

7.1    Conflict of Interest. It is the policy of Licensor to prohibit all employees who are directly involved with future modifications to the Product construction methodology from purchasing, beneficially owning, or selling any interest in the Licensee Products or individual securities that will be affected by changes to such Licensee Products for a period beginning 30 days prior to such changes being implemented and to otherwise prohibit such employees from trading securities, including Licensee Products, on the basis of material non-public information about such securities or the Products. Licensor has established policies that are reasonably designed to ensure that its employees comply with such policy and, from time to time, monitors the implementation of such policy. Notwithstanding the foregoing, Licensee shall have no responsibility for ensuring that such Licensor employees comply with this Licensor policy or to inquire whether any purchasers or sellers of the Licensee Product are such Licensor employees. Licensor shall have no liability to the Licensee with respect to its employees’ adherence or failure to adhere to such policy.

7.2    Marketing. Licensor’s responsibility for marketing is limited to the promotion of its Products. Licensee is responsible for marketing any Licensee Products. Except as otherwise specifically provided in a PLA, Licensor is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with any Licensee Product or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of any Licensee Products. Licensee will periodically review with Licensor, on a confidential basis, Licensee’s initial and ongoing sales and marketing plans for the Licensee Products (which plans shall be deemed to be a part of Licensee’s Confidential Information, as more fully set forth below).

7.3    Development and Education. Upon Licensee’s reasonable request, Licensor agrees to provide reasonable support for the Licensee’s development and educational efforts with respect to the Licensee Products including, but not limited to, the following: (i) Licensor shall provide Licensee, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of Licensor with respect to the Product(s); and (ii) Licensor shall respond in a timely fashion to any reasonable requests for information by Licensee regarding the Product.

7.4     Calculations. Licensor or its agent(s) shall calculate and publicly disseminate the Product at least once each business day (except in case of service outages) in accordance with its current practices, which procedures may be modified by Licensor.

7.5    Error Correction. Licensor shall promptly correct or instruct its agent(s) to correct any mathematical errors made in Licensor’s computations of the Product which are brought to Licensor’s attention by Licensee, provided that nothing in this Subsection 7.5 shall give Licensee the right to exercise any judgment or require any changes with respect to Licensor’s method of composing, calculating or determining the Product; and, provided further, that nothing herein shall be deemed to modify the provisions of Section 11 of this Agreement.

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7.6    Delivery of Product Data. Licensor shall provide the Product Data (as defined and denominated in the individual PLA(s)) to Licensee as set forth therein. Product Data shall not be treated as Confidential Information (as defined in Section 10.3) unless Licensor expressly identifies the specific Product Data as subject to Section 10.3.

8.    Informational Materials Review

(a) Licensee shall use its best efforts to protect the goodwill and reputation of (i) Licensor and of (ii) the Intellectual Property in connection with its use of the Product and Intellectual Property under this Agreement and each PLA.

(b) Licensee shall submit to Licensor for its review and approval all informational materials pertaining to and to be used in connection with the Licensee Products, including, where applicable, all prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with any governmental or regulatory agencies) that in any way use or refer to Licensor, the Product, or the Intellectual Property (all such prospectuses, registration statements, advertisements, etc., collectively, “Informational Materials”). Licensor’s prior approval shall be required with respect to the use of and description of Licensor, the Intellectual Property and the Product and shall not be unreasonably withheld or delayed by Licensor. Specifically, Licensor shall notify Licensee of its approval or disapproval of any Informational Materials within five (5) business days following receipt thereof from Licensee. Any disapproval shall state Licensor’s reasons therefore. Informational Materials shall be addressed to Licensor: c/o Director, Morningstar Indexes, at the address specified in Subsection 15.5. Once Informational Materials have been approved by Licensor, subsequent Informational Materials which do not alter by more than an insubstantial amount the use or description of Licensor, the Intellectual Property or the Product need not be submitted for review and approval by Licensor.

9.    Protection of Value of License

9.1    Licensor’s Intellectual Property Registration. During any PLA Term, Licensor will use best efforts to maintain in full force and effect all U.S. (federal) trademark registrations for the Intellectual Property associated with that PLA.

9.2    Infringement Action. Licensor shall at Licensor’s own expense exercise Licensor’s common law and statutory rights against infringement of the Intellectual Property and the Products, copyrights and other proprietary rights. If Licensor fails to take reasonable commercial action against a third party infringement of Licensor’s rights in the applicable Product and/or Intellectual Property within sixty (60) days of Licensee providing it with written notification of that infringement and if, in Licensee’s reasonable, good faith opinion, the infringement materially and adversely affects Licensee’s ability to exercise the rights granted to it hereunder, Licensee may terminate the applicable PLA and receive a refund of all unaccrued, pre-paid fees pro rated through the date of that termination. In lieu of the above termination right, Licensee shall have such rights or remedies as are explicitly set forth in the applicable PLA.

9.3    Disclaimer. Licensee shall cooperate with Licensor in the maintenance of Licensor’s rights and registrations in accordance with Section 9.1 and shall take such actions and execute such instruments as Licensor may from time to time reasonably request and at Licensor’s expense, and shall use the following notice when referring to the Product or the Intellectual Property in any Informational Material:

[Insert Name of Intellectual Property] are service marks of Morningstar, Inc. and have been licensed for use for certain purposes by [Insert Name of Licensee]. [Insert Name of Licensee Products] [is/are] not sponsored, endorsed, sold or promoted by Morningstar, and Morningstar makes no representation regarding the advisability of investing in [Insert Name of the Licensee Products].

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or such similar language as may be approved in advance by Licensor, it being understood that such notice need only refer to the specific Intellectual Property referred to in the Informational Material.

10.    Proprietary Rights

10.1    Ownership of Product. Licensor represents and warrants and Licensee acknowledges that the Product is selected, coordinated, arranged and prepared by Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Licensor. Licensee also acknowledges that, as between Licensee and Licensor, the Product and the Intellectual Property are the exclusive property of Licensor, that Licensor has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights) and that the Products and its compilation and composition and changes therein are in the control and discretion of Licensor.

10.2    Reservation of Rights. Licensor reserves all rights with respect to the Product and the Intellectual Property except those expressly licensed to Licensee pursuant to this Agreement and any applicable PLA.

10.3    Confidentiality. Except as otherwise provided in Subsection 7.6, each party shall treat as confidential and shall not disclose or transmit to any third party (i) any documentation or other materials that are marked as “Confidential and Proprietary” by the providing party (the “Providing Party”); (ii) any oral information imparted in a manner that reasonably implies confidentiality and (iii) written information delivered in a manner that reasonably implies confidentiality, even if it is not marked Confidential (collectively, “Confidential Information”). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the Providing Party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the Providing Party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the Providing Party for disclosure or (ii) required by foreign or domestic law, regulatory agency, governmental authority, or court order to be disclosed by a party, provided, if permitted by law, regulatory agency, or other governmental authority, that prior written notice of such required disclosure is given to the other party and provided further that the Providing Party shall cooperate (to the extent allowed by law, regulatory agency, or other governmental authority) with the other party to limit the extent of such disclosure. The terms of this Agreement and any applicable PLA will be deemed Confidential Information. The provisions of this Subsection 10.3 shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

11.    Warranties and Disclaimers

11.1    Authority to Grant Rights. Licensor represents and warrants to Licensee that Licensor is either the owner or is the licensee of the Products and the Intellectual Property, and Licensor has the right to grant the rights granted to Licensee herein and that, subject to the terms and conditions of this Agreement and any applicable PLA, Licensee’s use of the Products and the Intellectual Property as permitted under the License granted herein does not infringe any U.S. trademark, U.S. copyright or other U.S. proprietary right or intellectual property rights of any person or entity not a party to this Agreement.

11.2    Prospectus Disclaimer. Licensee agrees to include all of the following disclaimers and limitations in each prospectus relating to the Licensee Products and upon request to furnish a copy thereof to Licensor:

[Insert name of the Licensee’s products] is not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar makes no representation or warranty, express or implied, to the owners of the [Insert name of the Licensee Products] or any member of the public regarding the advisability of investing in securities generally or in the [Insert name of the Licensee Products] in particular or the ability of the [Insert name of Product] to track general stock market performance. Morningstar’s only relationship to [Insert name of Licensee] is the licensing of certain service marks and service names of Morningstar and of the [Insert name of Product] which is determined,

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composed and calculated by Morningstar without regard to [Insert name of Licensee] or the [Insert name of the Licensee Products]. Morningstar has no obligation to take the needs of [Insert name of Licensee] or the owners of [Insert name of the Licensee Products into consideration in determining, composing or calculating the [Insert name of Product]. Morningstar is not responsible for and has not participated in the determination of the prices and amount of the [Insert name of the Licensee Products] or the timing of the issuance or sale of the [Insert name of the Licensee Products] or in the determination or calculation of the equation by which the [Insert name of the Licensee Products] is converted into cash. Morningstar has no obligation or liability in connection with the administration, marketing or trading of the [Insert name of the Licensee Products].

MORNINGSTAR, INC., DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE [INSERT PRODUCT NAME] OR ANY DATA INCLUDED THEREIN AND MORNINGSTAR SHALL HAVE NOT LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. MORNINGSTAR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [INSERT NAME OF LICENSEE], OWNERS OR USERS OF THE [INSERT NAME OF THE LICENSEE PRODUCTS], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [INSERT NAME OF PRODUCT] OR ANY DATA INCLUDED THEREIN. MORNINGSTAR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [INSERT NAME OF PRODUCT] OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORNINGSTAR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by Licensor. Licensee agrees to be bound itself by such disclaimers, except to the extent such disclaimers expressly conflict with Licensor’s representations in this Agreement and any applicable PLA.

11.3    Authority to Enter Agreement. Each party represents and warrants to the other that is has the authority to enter into this Agreement and any accompanying PLAs according to their terms and that its performance does not violate any laws, regulations or agreements applicable to it.

11.4    Licensee Representations. Licensee represents and warrants to Licensor that the Licensee Products shall at all times comply with the applicable PLA. Except to the extent that a violation is caused by Licensor, Licensee represents and warrants to Licensor that the Licensee Products shall not violate any applicable law, including but not limited to banking, commodities and securities laws, in any material way that materially damages or harms Licensor’s reputation or has a material, adverse affect on Licensor’s rights in the Products or the Intellectual Property.

11.5    Limitations on Liability. Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement or any PLA, even if notified of the possibility of such damages. Except for Licensee’s payment obligations, in no event shall the cumulative liability of either party under or relating to this Agreement or any PLA executed pursuant to it at any time exceed five hundred thousand dollars ($500,000).

11.6    Survivability. The provisions of this Section 11 shall survive any termination of this Agreement.

12.    Indemnification

12.1    Indemnification by Licensee. Licensee shall indemnify and hold harmless Licensor, its affiliates, and their officers, directors, employees and agents, against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of any claim, action or proceeding

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that arises out of or relates to (i) a material breach by Licensee of its representations or warranties under this Agreement, or (ii) the Licensee Products; provided, however that (i) Licensor notifies Licensee promptly of any such claim, action or proceeding, (ii) Licensor grants Licensee control of its defense and/or settlement, (iii) Licensor cooperates with Licensee in the defense thereof. Licensee shall periodically reimburse Licensor for its reasonable expenses incurred under this Subsection 12.1. Licensor shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding without the written consent of Licensee without waiving the indemnity hereunder. Licensee, in the defense of any such claim, action or proceeding, except with the written consent of Licensor, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Licensor of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensor. The foregoing notwithstanding, Licensee shall not be required to indemnify Licensor to the extent any claims, actions or proceedings arise out of or relate to (i) a breach by Licensor of its representations or warranties made herein, (ii) any third party claim alleging that a Product or Intellectual Property licensed hereunder violates or infringes any proprietary right of any third party, or (iii) Licensor’s gross negligence or willful misconduct. This provision shall survive the termination or expiration of this Agreement.

12.2    Indemnification by Licensor. Licensor shall indemnify and hold harmless Licensee, its affiliates and their directors, officers, employees, and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of any claim, action or proceeding that arises out of or relates to a material breach by Licensor of its representations or warranties under this Agreement; provided however, that (i) Licensee notifies Licensor promptly of any such claim, action or proceeding; (ii) Licensee grants Licensor control of its defense and/or settlement; and (iii) Licensee cooperates with Licensor in the defense thereof. Licensor shall periodically reimburse Licensee for its reasonable expenses incurred under this Subsection 12.2. Licensee shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding without the written consent of Licensor without waiving the indemnity hereunder. Licensor, in the defense of any such claim, action or proceeding except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensee. The foregoing notwithstanding, Licensor shall not be required to indemnify Licensee to the extent any claims, actions or proceedings arise out of or relate to (i) a breach by Licensee of its representations or warranties made herein, or (ii) Licensee’s gross negligence or willful misconduct. This provision shall survive the termination or expiration of this Agreement.

13.    Suspension of Performance. Neither Licensor nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement or any PLA due to any of the following Force Majeure Events (the “Force Majeure Events”): act of God, act of governmental authority, act of the public enemy or due to war, terrorist attack, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow down, but excluding lay-offs), severe or adverse weather conditions (e.g. hurricanes, tornadoes and the like), power failure, communication lines, technical failure or other similar cause that could not have been prevented by such party exercising a commercially reasonable standard of care and that was beyond the commercially reasonable control of the party so affected.

14.    Injunctive Relief. In the event of a material breach by one party (“Breaching Party”) of Sections 1.3, 2.1, 2.2, 2.3, 6.5, 6.8, 7.6, 8(b), 9.2, 9.3, 10.1, 10.2, 10.3, 11.2, 15.10 or any exclusive rights granted to Licensee pursuant to this Agreement or a PLA, the Breaching Party acknowledges and agrees that the non-breaching Party would suffer continuing and irreparable injury to its business as a direct result of such breach and that damages would be an inadequate remedy. The non-breaching Party shall be entitled to seek any injunctive relief necessary to prevent or cure such breach (including temporary and preliminary relief, and relief by order of specific performance), without posting of bond or other security or proof of irreparable harm. Nothing herein this Section 14 shall preclude either party from seeking injunctive relief as a remedy for material breaches of other sections of this Agreement.

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15.    Other Matters

15.1    Assignment. This Agreement, any PLAs and any attachments thereto are solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either party, to a third party without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void. Licensor may (without the prior written consent of Licensee) delegate its duties to provide the Product Data under Section 7.6 of this Agreement to a third party contractor that is qualified to perform such duties in accordance with this Agreement (such third party an “Authorized Delegate”); provided, however, that Licensor shall provide (within one business day of the effective date of such delegation) written notice to Licensee stating the name of the third party and the term of delegation and any such delegation shall not relieve Licensor of any of its duties under this Agreement and Licensor shall be responsible for the acts or omissions of any Authorized Delegate as if such were the acts or omissions of Licensor.

15.2    Entire Agreement. This Agreement, any accompanying PLAs (including all Attachments thereto) (all of which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes any and all previous or contemporaneous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein. Unless otherwise expressly stated in this Agreement, the term “Agreement” shall mean (a) this Agreement and (b) all PLAs and exhibits attached hereto.

15.3    Modifications. No waiver, modification or amendment of any of the terms and conditions hereof or of any accompanying PLA or attachment shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or any accompanying PLA or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

15.4    No Relief of Ownership. No breach, default or threatened breach of this Agreement or any accompanying PLAs by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

15.5    Notices. Except as set forth in Section 8 hereof with respect to Informational Materials, all notices and other communications under this Agreement and any accompanying PLAs shall be (i) in writing, (ii) delivered by hand (with written confirmation of receipt), by registered or certified mail (return receipt requested), or by facsimile transmission (with written confirmation of receipt), to the address or facsimile number set forth below or to such other address or facsimile number as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

                                               If to the Licensee:

                                               Impact Shares Corp

                                               Attn: Ethan Powell

                                               2189 Broken Bend

                                               Frisco, TX 75034

                                               Phone (469) 442-8424

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If to the Licensor:         Morningstar, Inc.

                                       22 W. Washington Street

                                       Chicago, IL 60602

                                       Attn: Senior Vice President, Morningstar Indexes

                                       Phone: +1 312 696 6507

                                       Fax: +1 312 696 6630

With a copy to:             Morningstar, Inc.

                                       22 W. Washington Street

                                       Chicago, IL 60602

                                       Attn: General Counsel

                                       Phone: +1 312 696 6132

                                       Fax: +1 312 696 6630

15.6 Jurisdiction. This Agreement and any accompanying PLAs shall be interpreted, construed and enforced in accordance with the laws of the State of Illinois without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction.

15.7    No Third Party Beneficiaries. This Agreement and any accompanying PLAs (and any related arrangements between the parties hereto) are solely and exclusively for the benefit of the parties hereto and their respective successors or permitted assigns, and nothing in this Agreement and any accompanying PLAs (and any related arrangements between the parties hereto), express or implied, is intended to or shall confer on any other person or entity, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement or any accompanying PLAs (or any such related arrangements between the parties hereto).

15.8    Independent Contractors. The parties hereto are independent contractors. Nothing herein shall be construed to place the parties in the relationship of partners or joint ventures, and neither party shall acquire any power, other than as specifically and expressly provided in this Agreement or any accompanying PLAs, to bind the other in any manner whatsoever with respect to third parties.

15.9    Publicity References. Licensee will not use the name of any officer, employee or independent contractor of Licensor, in connection with any marketing, advertising or other publicity, without the express written consent of Licensor. Licensor will not use the name of any officer, employee or independent contractor of Licensee, in connection with any marketing or advertising, without the express written consent of Licensee.

15.10    Successors. This Agreement, and all PLAs, shall be binding upon, and inure to, the benefit of the parties and their successors and permitted assigns and transferees.

15.11    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or otherwise contrary to any applicable statutes, regulations, rulings or case law or any interpretation thereof by any governmental authority, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.12    No Waiver. One or more waivers of the breach of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by either party to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a party by reason of such breach be deemed a waiver by a party of its rights and remedies with respect to such breach.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Licensor: Morningstar, Inc		Licensee: Impact Shares Corp

By:		By:
Name:	Sanjay Arya	Name:
Title:	Senior Vice President, Morningstar Indexes	Title:

Date:		Date:

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